EXHIBIT 99.1

         Innovex Announces Fiscal 2004 Third Quarter Results;
                  Consolidating Worldwide Operations

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--July 19, 2004--Innovex, Inc. (Nasdaq:INVX) today reported revenue of $35.2 million for the fiscal 2004 third quarter ending June 30, 2004, a 12% decrease from the $39.9 million reported for the prior year third quarter. The company's pretax loss, which included restructuring charges of $13.8 million, was $19.2 million in the third quarter of fiscal 2004 as compared to a pretax loss of $562,000 in the prior year third quarter. The company's net loss was $16.8 million or $0.88 per share in the third quarter of fiscal 2004. This compares to a net loss of $55,000 or $0.00 per share in the prior year third quarter. The fiscal 2004 third quarter pretax restructuring charge of $13.8 million or $0.72 per share is related to the company's plan to close its Maple Plain facility and transfer operations to the company's Lamphun, Thailand and Litchfield, Minnesota facilities and phase out the flex suspension assembly (FSA) attachment operation.

    Restructuring

    The company's Maple Plain facility will remain in operation for approximately 12 months through the initial ramp-up of several new display programs. During the first 6 months of calendar year 2005 the Maple Plain operations will be transferred to Lamphun, Thailand and Litchfield, Minnesota. This move will significantly improve the company's worldwide supply chain performance, move operations closer to customers and reduce the company's fixed and variable cost structure. The company will upgrade certain processing equipment as part of the move. Once the move is complete, the company expects to improve its cycle times by at least 20% and reduce its cost structure by $4 - $5 million annually.
    "Decisions to close facilities are never easy and our decision to close Maple Plain was extremely difficult," commented William P. Murnane, Innovex's President and CEO. "The fact remains that almost all of our customers and competitors are based in Asia. In order to achieve world class performance in the areas of speed, service and cost we had no choice but to move more of our operations to Thailand."
    The company also took actions in June and July to reduce its overhead costs. These actions will reduce annual operating costs by approximately $4 million. Actions included staff reductions related to the company's decision to exit its FSA attachment business after all current and future FSA design wins reach end of life and staff reductions in other departments. In total, the company reduced its Thailand and US indirect payroll by 9 percent.
    The total restructuring charge could total up to $20 million over the next twelve months and reduce annual operating costs from $8 to $9 million. Asset impairment charges of approximately $13.1 million were recorded in the fiscal 2004 third quarter of which $3 million related to the discontinuation of the FSA attachment operation while $10 million related to the reduction in value of the Maple Plain facility and equipment. The fiscal 2004 third quarter also included contract termination charges of $400,000 and severance costs of $300,000. The remaining expected restructuring charges will be recorded as the liabilities are incurred over the next 12 months. The additional charges are expected to include severance costs of $1.3 million and facility abandonment costs of up to $4.9 million. The company continues to pursue the disposition of other non-strategic assets and operations.

    Fiscal 2004 Third Quarter

    Consistent with its June 21, 2004 guidance, the company's revenue of $35.2 million for the quarter included stronger than expected demand for FSA product, much weaker than expected demand for actuator flex circuit (AFC), stacked memory and flat panel display (FPD) flex products. During the last two weeks of the quarter, the company made a decision to reduce inventories by limiting production and fill customer demand out of existing inventories. The impact of the high fixed cost structure in place to meet the expected levels of AFC, stacked memory and FPD product revenue, compounded by the company's decision to reduce inventory by limiting production, resulted in higher than expected unabsorbed overhead expenses driving the fiscal 2004 third quarter gross margin down to 3%.
    Revenue from FSA products generated 68% of the Company's net sales for the quarter, AFC revenue was 18%, integrated circuit packaging application revenue was 5%, FPD application revenue was 4%, network system application revenue was 4% and other revenue was 1%.
    In its September quarter, the company expects revenue between $37 and $39 million and a loss per share between $0.07 to $0.10. The anticipated increases in revenue are expected to result from new product ramps in the company's FPD business, improved demand from the company's AFC customers and resumed demand for stacked memory products as the company's customers resolve their inventory and supply issues.

    Flat Panel Display

    Although the company has begun ramping several new FPD programs, some larger programs were delayed impacting expected FPD revenue by over $2 million for the June quarter. The delay had a significant impact on the quarter's gross margin as the labor and fixed infrastructure required to support the ramp was in place to meet the expected program start date. The company still expects to be ramping all new FPD programs before the end of the calendar year and reach a FPD annual revenue run rate of $50 million as it exits the calendar year in December.

    Disk Drive

    FSA revenue was higher than expected due to a product mix more heavily weighted toward enterprise applications. AFC revenue was over $2 million lower than expected due to general disk drive industry softness and a program mix more heavily weighted towards desktop, mobile and consumer applications. The revenue mix had a negative impact on gross margins as a result of the underutilized fixed cost base in place to support a higher level of AFC business and the high assembly content of some of the new enterprise FSA programs that increased in volume during the quarter.
    During the quarter the company made a decision to discontinue supporting the attachment process for FSA products after all current design wins reach end of life. "After conducting a detailed analysis of the expected returns of our current and future product opportunities we concluded that the FSA attachment process did not provide returns that are competitive with other products in our future product portfolio," commented William P. Murnane. "Therefore, we made a very deliberate decision to apply our new product investment dollars toward future products that provide the highest return for our shareholders. We will continue to fully support all current FSA design wins as both a FSA circuit supplier and as an assembler of FSAs. In the future we will support FSA, but only as a FSA circuit supplier."

    Stacked Memory

    Stacked memory revenue for the fiscal 2004 third quarter was expected to be slightly softer than the second quarter revenue due to excess circuit inventory at Innovex's customers at the beginning of the quarter. The excess inventory situation was compounded by a DRAM supply shortage, which limited customer build plans for certain stacked memory products. Lower stacked memory revenue had a negative impact on gross margins as a result of the underutilized fixed cost base in place to support a higher level of stacked memory business. The company expects stacked memory demand to improve in its September and December quarters as customer inventory levels are corrected.

    Thailand Credit Facilities Increased

    The company increased funds available under its Thailand credit facilities by approximately $33 million during the quarter. The amount available under the long-term facility increased by $26 million and the revolving, short-term facilities increased by $7 million.
    "The increase in our Thailand credit facilities gives us the flexibility to make the strategic investments required to position ourselves for long-term profitable growth," stated Tom Paulson, Innovex's Chief Financial Officer. "Cash flow from operations was also positive this quarter primarily as a result of aggressive inventory management in spite of a very volatile customer demand situation," stated Paulson.
    Innovex will conduct a conference call and web cast for investors beginning at 10:00 a.m. Central Daylight Time (CDT) on Tuesday, July 20, 2004. During the conference call, Mr. Murnane and senior managers will discuss the cost structure improvements, the strong future of the company's FPD business and future product, revenue, mix and margin expectations along with historical results.
    To listen to the live conference call, dial 785-832-2422 and ask for conference ID "Innovex." The live web cast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available on Tuesday, July 20 beginning at 12:00 p.m. through 11:59 p.m. EDT on Thursday, July 22. To access the replay, dial (402) 220-2332 and ask for conference ID "Innovex." The web cast version of the conference call will be archived at www.innovexinc.com/investor.shtml.
    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.
    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


                             INNOVEX, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                            (In thousands)

                                                   Three Months Ended
                                                         June 30,
                                                   -------------------
                                                     2004      2003
                                                   --------- ---------

Net sales                                           $35,245   $39,943
Costs and expenses:
 Cost of sales                                       34,325    34,066
 Selling, general and administrative                  4,882     4,249
 Engineering                                          1,549     1,623
 Restructuring charges - Asset Impairment            13,109         -
 Restructuring charges - Operating Expenses             714         -
 Net interest expense                                   150       546
 Net other (income) expense                            (194)       21
                                                   --------- ---------
Income (loss) before income taxes                   (19,290)     (562)

Provision for income taxes                           (2,413)     (507)
                                                   --------- ---------

Net income (loss)                                  ($16,877)     ($55)
                                                   ========= =========

Net income (loss) per share:
    Basic                                            ($0.88)    $0.00
                                                   ========= =========
    Diluted                                          ($0.88)    $0.00
                                                   ========= =========

Weighted average shares outstanding:
    Basic shares                                     19,072    15,180
                                                   ========= =========
    Diluted shares                                   19,072    15,180
                                                   ========= =========


                                                   Nine Months Ended
                                                         June 30,
                                                   -------------------
                                                     2004      2003
                                                   --------- ---------

Net sales                                          $118,854  $111,524
Costs and expenses:
 Cost of sales                                      103,652    97,919
 Selling, general and administrative                 14,128    13,614
 Engineering                                          4,981     4,801
 Restructuring charges - Asset Impairment            13,109         -
 Restructuring charges - Operating Expenses             714       750
 Net interest expense                                   485     1,668
 Net other (income) expense                            (444)       23
                                                   --------- ---------
Income (loss) before income taxes                   (17,771)   (7,251)

Provision for income taxes                           (2,625)   (3,533)
                                                   --------- ---------

Net income (loss)                                  ($15,146)  ($3,718)
                                                   ========= =========

Net income (loss) per share:
    Basic                                            ($0.80)   ($0.25)
                                                   ========= =========
    Diluted                                          ($0.80)   ($0.25)
                                                   ========= =========

Weighted average shares outstanding:
    Basic shares                                     19,010    15,170
                                                   ========= =========
    Diluted shares                                   19,010    15,170
                                                   ========= =========


                            INNOVEX, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                             June 30,    September 30,
                  ASSETS                       2004          2003
                                           ------------- -------------
Current assets:
    Cash and equivalents                        $21,660       $21,607
    Accounts receivable, net                     23,558        24,450
    Inventory                                    10,590         8,635
    Other current assets                          6,495         5,839
                                           ------------- -------------
        Total current assets                     62,303        60,531

Property, plant and equipment, net               53,402        66,881
Intangible & other assets, net                    5,431         5,342
Deferred income taxes long term                   8,630         4,829
                                           ------------- -------------
        Total assets                           $129,766      $137,583
                                           ============= =============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                             $27,419       $24,949
Long-term debt                                   13,013         9,087
Stockholders' equity                             89,334       103,547
                                           ------------- -------------
       Total liabilities and stockholders'
        equity                                 $129,766      $137,583
                                           ============= =============


                            INNOVEX, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)

                                                    Nine months ended
                                                         June 30,
                                                    ------------------
                                                      2004      2003
                                                    --------- --------
Cash Flows From Operating Activities:
   Net income (loss)                                ($15,146) ($3,718)
   Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
       Depreciation and amortization                   8,721    8,855
       Restructuring charges                          13,823      750
       Other non-cash items                              (98)  (2,611)
       Changes in operating assets and liabilities:
          Accounts receivable                            892   (3,416)
          Inventories                                 (1,955)     808
          Deferred income taxes                       (2,857)  (1,525)
          Income taxes                                   (26)       -
          Other current assets                        (1,066)     993
          Accounts payable                              (101)   1,778
          Other current liabilities                      450   (1,195)
                                                    --------- --------
Net cash provided by (used in) operating activities    2,637      719

Cash Flows From Investing Activities:
      Capital expenditures                            (8,370)  (3,255)
      Proceeds from sale of assets                        61       33
                                                    --------- --------
Net cash used in investing activities                 (8,309)  (3,222)

Cash Flows From Financing Activities:
    Principal payments on long-term debt               4,793   (7,228)
    Net (payments) proceeds on line of credit              -   10,815
    Proceeds from exercise of stock options              728      360
    Proceeds from employee stock purchase plans          204        -
                                                    --------- --------
    Net cash provided by (used in) financing
     activities                                        5,725    3,947
                                                    --------- --------
Increase (decrease) in cash and equivalents               53    1,444
Cash and equivalents at beginning of year             21,607    2,364
                                                    --------- --------
Cash and equivalents at end of year                  $21,660   $3,808
                                                    ========= ========

    CONTACT: Innovex, Inc., Maple Plain
             Tom Paulson, 763-479-5300
             or
             Doug Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com